Exhibit 5.1


                  (LETTERHEAD OF CAHILL GORDON & REINDEL LLP)














                                                                  March 25, 2004


VAIL RESORTS, INC.
137 Benchmark Road
Avon, Colorado 81620

              Re: 6 3/4% Senior Subordinated Notes due 2014 of Vail Resorts,
                  Inc. and related Guarantees

Ladies and Gentlemen:

     We have acted as counsel for Vail Resorts, Inc. (the "Company"), Gillett Broadcasting, Inc., Rockresorts LLC, Rockresorts Casa Madrona, LLC, Rockresorts Cheeca, LLC, Rockresorts International, LLC, Rockresorts LaPosada, LLC, Rockresorts Rosario, LLC, and VA Rancho Mirage Resort, L.P. (collectively, the "Delaware Guarantors" and, together with the Company, the "Delaware Issuers") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company, the Delaware Guarantors and the other subsidiaries of the Company named therein as guarantors (the "Additional Guarantors" and together with the Delaware Guarantors, the "Guarantors") with the Securities and Exchange Commission (the "Commission") for registration under the Securities Act of 1933, as amended (the "Act"), of (i) $390,000,000 aggregate principal amount of 6 3/4% Senior Subordinated Notes due 2014 of the Company (the "Exchange Notes") and (ii) the unconditional guarantee of the Exchange Notes (the "Guarantees," and together with the Exchange Notes, the "Securities") by each of the Guarantors. The Securities will be issued pursuant to an indenture dated as of January 29, 2004 (the "Indenture"), among the Company, the Guarantors and The Bank of New York, as trustee, in connection with the exchange offer set forth in the Registration Statement (the "Exchange Offer") pursuant to which the Securities will be issued for a like principal amount of the Company's outstanding 6 3/4% Senior Subordi-


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                                      -2-


nated Notes due 2014. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Statement.

     In connection therewith, we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of the Certificates of Incorporation of the Delaware Issuers, resolutions of the Boards of Directors of the Delaware Issuers with respect to the filing of the Registration Statement and such other documents as we have deemed necessary or appropriate for the purpose of rendering this opinion.

     In our examination of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies. As to matters of fact, we have relied upon representations of officers of the Delaware Issuers.

     Based upon the foregoing, and subject to the qualifications stated herein, it is our opinion that:

     1. The Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company and, when executed and delivered in accordance with the provisions of the Indenture and the Exchange Offer (assuming due authorization, execution and delivery of the Indenture by the Trustee and due authentication and delivery of the Exchange Notes by the Trustee in accordance with the Indenture), will be entitled to the benefits of the Indenture and will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, (x) subject to (A) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws now or hereafter in effect affecting creditors' rights and remedies generally and (B) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and (y) except that the waiver contained in Section 4.07 of the Indenture may be deemed unenforceable.

     2. The guarantees of the Exchange Notes have been duly, authorized by each of the Delaware Guarantors and, when issued and delivered by such Delaware Guarantors and upon the due authentication and issuance of the Exchange Notes in accordance with the Indenture and the Exchange Offer (assuming due authorization, execution and delivery of the Indenture by the Trustee and due authentication and delivery of the Exchange Notes by the Trustee in accordance with the Indenture), will be legal, valid and binding obligations of the Delaware Guarantors, enforceable against each of the Delaware Guarantors in accordance with their terms, (x) subject to (A) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws now or hereafter in effect affecting creditors' rights and remedies generally and (B) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing


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                                      -3-


(regardless of whether enforcement is sought in a proceeding at law or in equity) and (y) except that the waiver contained in Section 4.07 of the Indenture may be deemed unenforceable.

     We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.

     We hereby consent to the reference to our firm in the Registration Statement under the caption "Legal Matters," and to the inclusion of this opinion as an exhibit to the Registration Statement. Our consent to such reference does not constitute a consent pursuant to Section 7(a) of the Securities Act and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7(a) or under the rules and regulations of the Commission thereunder.

                                     Very truly yours,


                                     /s/ Cahill Gordon & Reindel LLP